Daktronics elects Bruce Tobin to its Board of Directors
Former Finance Executive at 3M brings extensive international and financial expertise to Daktronics

BROOKINGS, S.D. – February 25, 2011 – Daktronics, Inc. (Nasdaq-DAKT) announced today its Board of Directors has elected Bruce W. Tobin as an independent director of the Company, to replace Dr. Duane E. Sander who has resigned from the board. This brings the number of directors back to nine, including six independent directors.  Mr. Tobin will serve as a member of the audit committee.

Mr. Tobin, who will be retiring from 3M on March 31st, began his career with 3M in 1974 where he served in various capacities, most recently Vice President Finance for International and Corporate Staff Services.  He holds a Bachelor of Science in Management from the University of South Dakota.

 “Bruce brings a tremendous amount of international and financial experience to Daktronics’ Board of Directors,” said Chairman Dr. Aelred Kurtenbach.  “We are very pleased to have Bruce on our Board.”

About Daktronics
Daktronics has strong leadership positions in, and is one of the world’s largest suppliers of electronic scoreboards, computer-programmable displays, large screen video displays and control systems. The Company excels in the control of large display systems, including those that require integration of complex multiple displays showing real-time information, graphics, animation and video. Daktronics designs, manufactures, markets and services display systems for customers around the world, in sport, business and transportation applications. For more information, visit the Company’s world wide web site at: http://www.daktronics.com, e-mail the Company at investor@daktronics.com, call (605)692-0200 or toll-free (800)843-5843 in the U.S., or write to the Company at 201 Daktronics Drive, PO Box 5128 Brookings, S.D. 57006-5128.

Safe Harbor Statement

Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are intended to enjoy the protection of that Act.  These forward-looking statements reflect the Company’s expectations or beliefs concerning future events. The Company cautions that these and similar statements involve risk and uncertainties which could cause actual results to differ materially from our expectation, including, but not limited to, changes in economic and market conditions, management of growth, timing and magnitude of future contracts, parts shortages and longer lead times, fluctuations in margins, the introduction of new products and technology, and other risks noted in the company’s SEC filings, including its Annual Report on Form 10-K for its 2010 fiscal year.  Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

For more information contact:
INVESTOR RELATIONS:
Bill Retterath
Chief Financial Officer
Tel (605) 692-0200

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